EXHIBIT 99.1

For Immediate Release	August 16, 2005
Crown Crafts, Inc. Reports First Quarter of Fiscal Year 2006 Results
Gonzales, Louisiana – Crown Crafts, Inc. (the “Company”) (OTCBB: CRWS) today reported a net loss for the first quarter of fiscal year 2006 of $269,000, or $0.03 per diluted share, on net sales of $13.7 million compared to a net loss for the first quarter of fiscal year 2005 of $102,000, or $0.01 per diluted share, on net sales of $16.9 million.
The Company attributes the decline in sales to customer-driven shifting of sales between quarters, a customer’s reducing its on-hand inventory levels and thereby lowering replenishment orders and the loss of a bath program with another customer in fiscal year 2005. In addition, the elimination of quota on goods from China effective January 1, 2005 led to a reduction in the Company’s top line sales volume.
“Historically the first quarter is our weakest, and this year it was further impacted by a retail customer’s adjusting it’s inventory levels significantly downward. In addition, the loss of a bath program at another major retailer in fiscal year 2005 impacted the top line revenue,” commented E. Randall Chestnut, Chairman, President and Chief Executive Officer of the Company. “We are pleased that we had such a positive cash position during the quarter that we were able to retire the Company’s $4.5 million term loan more than a year early, which further improved our balance sheet and will lower our interest costs for the remainder of the year.” Mr. Chestnut continued.
The Company will host a teleconference today at 1:00 p.m. Central Daylight Time to discuss the Company’s results and answer appropriate questions from stockholders. Interested investors may join the teleconference by dialing (888) 428-4478. Please refer to confirmation number 791468. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be found prior to the call on the investor relations portion of the Company’s website.
A telephone replay of the teleconference will be available from 3:45 p.m. Central Daylight Time on August 16, 2005 through 11:59 p.m. Central Daylight Time on August 23, 2005. To access the replay, dial (800) 475-6701 in the United States or (320) 365-3844 from international locations. The access code for the replay is 791468.
Crown Crafts, Inc. designs, markets and distributes infant and juvenile consumer products, including bedding, blankets, bibs, bath items, diaper bags and accessories, and luxury hand-woven home décor. Its subsidiaries include Hamco, Inc. in Louisiana, Crown Crafts Infant Products, Inc. in California and Churchill Weavers, Inc. in Kentucky. Crown Crafts is America’s largest producer of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers.
     This release contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company’s customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries with unstable political situations, the Company’s ability to successfully implement new information technologies, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition.

CONSOLIDATED STATEMENTS OF OPERATIONS
SELECTED FINANCIAL DATA
In thousands, except per share data

	Three Months Ended
	July 3, 2005	June 27, 2004
Net sales	$13,659	$16,908
Gross profit	2,967	3,474
Gross margin	21.7%	20.5%
Income from operations	499	852
Net (loss)	(269)	(102)
Basic (loss) per share	(0.03)	(0.01)
Diluted (loss) per share	(0.03)	(0.01)

Weighted Average Shares Outstanding:

Basic	9,506	9,505
Diluted	9,506	9,505
CONSOLIDATED BALANCE SHEETS
SELECTED FINANCIAL DATA
In thousands

	July 3, 2005	April 3, 2005
Accounts receivable, net of allowances	$9,257	$14,368
Inventories, net of reserves	15,739	12,544
Total current assets	26,729	29,317
Goodwill	22,974	22,974
Total assets	51,628	54,124

Current maturities of long-term debt	18	2,317
Total current liabilities	7,958	8,164
Long-term debt	23,064	25,085
Total non-current liabilities	23,064	25,085

Stockholders’ equity	20,606	20,875
Total liabilities and stockholders’ equity	51,628	54,124

Contact:	Investor Relations Department (225) 647-9146 or Halliburton Investor Relations (972) 458-8000